Exhibit 3.1

CERTIFICATE OF

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

PROPELL CORPORATION

PROPELL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation is hereby amended by replacing ARTICLE FIRST in its entirety with:

“FIRST: The name of the corporation is Propell Technologies Group, Inc.”

SECOND:  That ARTICLE FOURTH shall be amended by replacing ARTICLE FOURTH in its entirety as follows:

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is FIVE HUNDRED MILLION (500,000,000) shares of Common Stock, par value $.001 per share (the “Common Stock”) and TEN MILLION (10,000,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings).  There shall be no cumulative voting.

Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.”

Effective as of August 31, 2012 each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a 1 for 50 reverse stock split, with all fractional shares being rounded up to the nearest whole share.”

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Articles of Incorporation to be signed by Edward Bernstein, its Chief Executive Officer, this 17th day of August, 2012.

/s/Edward Bernstein Edward Bernstein Chief Executive Officer